Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES OFFICER ELECTIONS

Clayton, MO, May 5, 2014 - Olin Corporation (NYSE: OLN) announced the following promotions today:

Promotion of John E. Fischer from Senior Vice President and CFO to President and COO
On May 4, 2014, John E. Fischer, 58, Senior Vice President and Chief Financial Officer of Olin Corporation, was promoted to President and Chief Operating Officer of Olin. Joseph D. Rupp will continue as Chairman of the Board of Directors and Chief Executive Officer of Olin.
Mr. Fischer has served as Senior Vice President and Chief Financial Officer since October 2010 and as Vice President and Chief Financial Officer from January 2005 through October 2010. He joined Olin in 1989 as a Director of Finance and was the Vice President and Chief Financial Officer for Primex Technologies, Inc., a spin-off of Olin’s aerospace and defense businesses, before rejoining Olin in 2003. John holds a BA in Accounting and Economics from Franklin Marshall College and a MA in Finance from Pennsylvania State University.

Promotion of Todd A. Slater from Vice President, Finance and Controller to Vice President and CFO
On May 4, 2014, Todd A. Slater, 50, Vice President, Finance and Controller of Olin, was promoted to Vice President and Chief Financial Officer.

Mr. Slater has served as Vice President, Finance and Controller since October 2010 and as Vice President and Controller from 2005 to 2010. He joined Olin in 2002 as the Financial Officer for the Metals Group, and prior to that was the Vice President and Chief Financial Officer of Chase Industries Inc., which was acquired by Olin in 2002. Todd holds a BS in Mathematics and Accounting from Hillsdale College and is a Certified Public Accountant.
Promotion of Randee N. Sumner from Financial Officer for the Chemicals Distribution Business to Vice President and Controller
On May 4, 2014, Randee N. Sumner, 40, Financial Officer - Chemicals Distribution, was promoted to Olin’s Vice President and Controller.
Ms. Sumner has served as the Financial Officer for the Chemicals Distribution business since January 2013 and as Assistant Controller from 2010 to December 2012. She was the Director of Corporate Accounting and Financial Reporting from 2008 through 2010. Randee joined Olin in 2006 and holds a BS in Accounting from Southern Illinois University and is a Certified Public Accountant.
COMPANY DESCRIPTION
Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with nine U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.
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